AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH    , 2000
                                                       REGISTRATION NO.


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                           VERAMARK TECHNOLOGIES, INC.
               (Exact name of registrant as specified in charter)

            DELAWARE                                             16-1192368
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                               3750 Monroe Avenue
                            Pittsford, New York 14534
                                 (716) 381-6000
                        (Address, including zip coda, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                                 Robert L. Boxer
                  Vice President, General Counsel and Secretary
                           Veramark Technologies, Inc.
                               3750 Monroe Avenue
                            Pittsford, New York 14534
                                 (716) 381-6000

                       (Name, address, including zip code,
                      and telephone number, including area
                           code, of agent for service)



         Approximate date of commencement of proposed sale to public: At such time or times after the effective date of this Registration Statement as the selling shareholders shall determine.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________


         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                            CALCULATION OF REGISTRATION FEE

========================== ======================== ======================= ======================== =======================
 Title of Each Class of         Amount to be           Proposed Maximum        Proposed Maximum            Amount of
    Securities to be             Registered           Offering Price Per      Aggregate Offering        Registration Fee
       Registered                                         Share (1)                Price (2)
-------------------------- ------------------------ ----------------------- ------------------------ -----------------------
Common Stock,                  374,185 shares               $7.50                 $2,806,388         $741
 par value $.10

========================== ======================== ======================= ======================== =======================

   (1) The proposed maximum offering price per share will be determined from time to time by Registrant in connection with the issuance of such securities.

   (2) The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee as provided in General Instruction II.D to Form S-3.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION - MARCH __, 2000

PROSPECTUS

                           VERAMARK TECHNOLOGIES, INC.
                                374,185 SHARES OF
                                  COMMON STOCK

                                ($.10 PAR VALUE)

                                ----------------

         This Prospectus relates to an aggregate of 374,185 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of Veramark Technologies, Inc., a Delaware corporation ("Veramark" or the "Company"), which may be sold from time to time by certain stockholders of the Company (the "Selling Shareholders"). See "Selling Shareholders". 360,850 of the Shares were originally issued by the Company in connection with its acquisition of The Angeles Group, Inc. ("TAG"). See "Recent Developments - Recent Acquisition". In connection with the acquisition of TAG, the Company has agreed to register the Shares. The remaining 13,335 Shares offered by this Prospectus are shares of Common Stock which have been requested to be registered by warrant holders of the Company who are entitled to "piggyback" registration rights. The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees.

         The Selling Shareholders may sell all or a portion of the Shares from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution".

         The Shares have not been registered under the blue sky securities laws of any jurisdiction, any broker or dealer should assure existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

         The Common Stock is traded on the Nasdaq National Market under the symbol "VERA". On March 16, 2000, the last reported sale price of the Common Stock reported on the Nasdaq National Market was $7.50 per share.

                                ----------------

         For information concerning certain risks related to this offering, see "Risk Factors" beginning on page 3 of this Prospectus.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is March __, 2000


         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS

PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and such securities, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such information is also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Commission's worldwide web site at http://www.sec.gov. In addition, the Common Stock is listed on the Nasdaq National Market and similar information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, which have been filed by the Company under the Exchange Act with the Commission, are incorporated in this Prospectus by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and the Company's Current Reports on Form 8-K filed on October 20, 1999, January 13, 2000 and March 16, 2000.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to those documents. Requests should be directed to: Robert
L. Boxer, Vice President, General Counsel and Secretary, Veramark Technologies, 3750 Monroe Avenue, Pittsford, New York 14534 (716) 381-6000.

                                  RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information contained in or incorporated by reference into this Prospectus before purchasing the Common Stock offered by this Prospectus. This Prospectus, including the information incorporated by reference, may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the impact of competition, or changes in the marketing strategies of major distributors. Veramark cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those projected in the forward-looking statements as a result, in part, of the risk factors set forth below. In connection with the forward-looking statements which appear in this Prospectus, including the information incorporated by reference, prospective purchasers of Veramark Common Stock should carefully review the factors set forth below.

CUSTOMER CONCENTRATION

         Approximately 67% of Veramark's revenues for 1999 were derived from sales to Lucent Technologies, Inc. of OEM products that were resold by Lucent. Veramark anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to Lucent and to a limited number of customers. There can be no assurance that Lucent or other principal customers of Veramark will continue to purchase product from Veramark at current levels, if at all. The loss of one or more major customers in any segment of Veramark's business could have a material adverse effect on Veramark's business, financial condition and results of operations. On March 1, 2000 Lucent Technologies announced its intention to spin off its PBX, business cabling and LAN-based data businesses into a new company. All of the OEM products sold to Lucent by Veramark are part of the business units expected to be spun off by Lucent. Accordingly, after the spin-off, Veramark's business will be with the new company. There is no assurance that business with the new company will continue at the past levels.

RAPID TECHNOLOGICAL CHANGE AND IMPORTANCE OF NEW PRODUCTS

         The telecommunications equipment industry is characterized by rapidly changing technology, evolving industry standards, changing market conditions and frequent new product introductions and enhancements. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products or products under development obsolete or unmarketable. Veramark's ability to anticipate changes in technology and industry standards and successfully to develop and introduce new products on a timely basis will be a significant factor in Veramark's ability to grow and remain competitive. New product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes and a substantial capital commitment. Development and customer acceptance of new products is inherently uncertain, and there can be no assurance that Veramark will successfully complete the development of new products on a timely basis or that such products will be commercially successful. Any failure by Veramark to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on Veramark's business, operating results and financial condition.

COMPETITION

         The telecommunications management industry is highly competitive and highly fragmented. The number of domestic suppliers of telemanagement systems for business users is estimated to exceed 100 companies. The vast majority of those are regional firms with limited product lines and limited sales and development resources. Several competitors are established companies that are able to compete with Veramark on a national basis. There are fewer competitors in the market for billing systems for telephone service providers. Competition in this market is expected to increase as the market matures. In addition, several existing competitors are substantially larger than Veramark and devote significantly more resources to this market on a worldwide basis. Some competing firms have greater name recognition and more financial, marketing and technological resources than Veramark. Competition in the industry is based on price, product performance, depth of product line and customer service. Veramark believes its products are priced competitively based upon their performance and functionality. However, Veramark does not strive to be consistently the lowest priced supplier in its markets. In common with other information industries, the markets into which Veramark sells have recently been characterized by rapid shift toward the software component of product content and away from the hardware element. Historically, prices for application software have declined rapidly in the face of competition. Increased competition for Veramark's software products could adversely affect Veramark's volume and profits. There can be no assurance that Veramark will be able to compete successfully with its existing or new competitors or that competitive pressures faced by Veramark will not materially and adversely affect its business, operating results and financial condition.

FLUCTUATIONS IN OPERATING RESULTS

         Veramark's operating results may fluctuate significantly from quarter to quarter due to several factors, including, without limitation, the volume and timing of orders from, and shipments to, major customers, the timing of and the ability to obtain new customer contracts, the timing of new product announcements and the availability of product by Veramark or its competitors, overall level of capital expenditures by public network providers, market acceptance of new and enhanced versions of Veramark's products, variations in the mix of products Veramark sells or its sales channels, and the availability and cost of key components. In addition, Veramark has experienced rapid growth for the past two years, and its recent results of operations may not be indicative of results to be achieved in future periods. Veramark's expense levels are based in part on expectations of future revenues. If revenue levels in a particular period do not meet expectations, operating results will be adversely affected.

INTERNATIONAL OPERATIONS

         International sales accounted for approximately 18% of Veramark's total revenues in 1999. International sales have fluctuated in absolute dollars and as a percentage of revenues, and are expected to continue to fluctuate in future periods. Veramark is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the U.S. dollar, which could materially and adversely affect U.S. dollar revenues or operating expenses, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes and the burdens of complying with a variety of foreign laws and telecommunications standards. Veramark also is subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations. There can be no assurance that such factors will not materially and adversely affect Veramark's operations in the future or require Veramark to modify significantly its current business practices. In addition, the laws of certain foreign countries may not protect Veramark's proprietary technology to the same extent as do the laws of the United States.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

         Veramark's future success depends in part upon its proprietary technology. Although Veramark attempts to protect its proprietary technology through patents, copyrights and trade secrets, it also believes that its future success will depend upon product development, technological expertise and distribution channels. There can be no assurance that Veramark will be able to protect its technology, or that competitors will not be able to develop similar technology independently. Veramark has received and may in the future receive from third parties, including some of its competitors, notices claiming that it is infringing third-party patents or other proprietary rights. There can be no assurance that Veramark would prevail in any litigation over third-party claims, or that it would be able to license any valid and infringed patents on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to and diversion of effort by Veramark. Any litigation or successful infringement claims by third parties could materially and adversely affect Veramark's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

         Veramark's success depends to a significant extent upon a number of key technical and management employees. The loss of the services of any of these persons could have a material adverse effect on Veramark's business, financial condition and results of operations. Competition for highly qualified employees is intense and the process of locating key technical and management personnel with the combination of skills and attributes required to execute Veramark's strategy is often lengthy. Tim Stassi, former Vice President of Sales and Marketing of TAG, and Director of Sales for Veramark, left employment with Veramark effective February 29, 2000. There can be no assurance that Veramark will be successful in retaining its other existing key personnel or in attracting and retaining the additional employees it may require.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

         An important element of Veramark's strategy is to review acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities or that may otherwise offer growth opportunities. While Veramark has no current agreements or negotiations underway with respect to any such acquisitions, it recently acquired The Angeles Group (see "Recent Developments - Recent Acquisitions") and may make additional acquisitions of businesses, products or technologies in the future. Future acquisitions by Veramark could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect Veramark's business, financial condition and results of operations and/or the price of Veramark's common stock. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which Veramark has no or limited prior experience and potential loss of key employees of acquired organizations. No assurance can be given as to the ability of Veramark to successfully integrate the business of The Angeles Group or any other businesses, products, technologies or personnel that might be acquired in the future, and the failure of Veramark to do so could have a material adverse effect on Veramark's business, financial condition and results of operations.

VOLATILITY OF STOCK PRICE

         Based on the trading history of its stock, Veramark believes factors such as announcements of new products by Veramark or its competitors, quarterly fluctuations in Veramark's financial results, customer contract awards, developments in telecommunications regulation and general conditions in the telecommunications software industry have caused and are likely to continue to cause the market price of Veramark's common stock to fluctuate substantially. In addition, telecommunications software company stocks have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of Veramark's common stock.

                                   THE COMPANY

         Veramark Technologies, Inc. (Nasdaq:VERA) produces telecommunication management systems and billing systems for users and providers of telephone, wireless, and network services in the global market. Veramark's products consist primarily of software running under Windows 98, Windows 2000 and Windows NT.

         Since its founding in 1983, Veramark has been the world's leading supplier of telecommunications management systems having sold over 85,000 such systems to customers in over 85 countries. These software products provide a variety of reports to help manage the use of telecommunications and Internet services and assets for single or multi-site organizations with as few as 20 or as many as 100,000 system users. The telemanagement software modules available from Veramark include: basic call accounting, service and work orders, directory, cable management, toll fraud, and phone bill reconciliation.

         The VeraBill billing and customer care system is the leading Windows NT based billing and customer care systems for wireline and wireless telephone service providers. VeraBill provides telephone companies around the world with the capability to bill for multiple services on a single bill and also provide vital customer support services. The VeraBill system is designed specifically for the small to mid-size operator market, from fast growth start-up companies to incumbent national carriers.

         In 2000, Veramark will begin marketing the VeraWeb series of network resource management software products. These products allow businesses to easily track, manage, and allocate costs for use of the Internet and other network resources. VeraBill's easy and flexible reports help businesses maximize the productivity of both their networks and their employees.

     The key to Veramark's success has been excellence in product development and marketing relationships with several of the world's leading and largest telecommunications equipment firms. Veramark is very proud of its marketing relationships with Alcatel, AT&T, Lucent Technologies, Nokia, Nortel and Siemens, all of which resell, market or use Veramark products.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         Except for the historical information contained herein, the matters discussed in this report are forward-looking statements, which involve risks and uncertainties including, but not limited to, economic, competitive, governmental and technological factors, affecting the Company's operations, markets, products, services and prices, as well as other factors discussed in the Company's filings with the Securities and Exchange Commission.

         The following management discussion is based upon the supplemental audited consolidated financial statements, as included in the Company's 8-KA report filed March 16, 2000.

RESULTS OF OPERATIONS
1999 COMPARED WITH 1998
-----------------------

         Sales of $29,396,688 for the year ended December 31, 1999 established a Company record for annual sales achievement and represents an increase of 32% from the $22,329,113 of sales achieved for the year ended December 31, 1998.

         The Company's record sales were attained as a result of gains in virtually all major product categories for 1999 as compared to 1998. Sales of the Company's core telemanagement products and services, which accounted for approximately 60% of total 1999 revenues, increased 24% from 1998 results. Telemanagement products are used by organizations to optimize the usage of telecommunications services and equipment, and to control telephone expenses. The Company's telemanagement products are sold through leading manufacturers and resellers of telephone systems, including Lucent Technologies, SBC/Ameritech, Philips and Siemens.

         Sales of VeraBill, the Company's billing and customer care offering, increased 144% from 1998 levels and accounted for 12% of the Company's total 1999 sales, versus 7% of the Company's 1998 sales. VeraBill is sold through distributors including Alcatel, and Ericsson Telecom, as well as on a direct sale basis. For 1999, approximately 48% of VeraBill revenues were generated from distributor relationships.

         Sales of INFO/MDR, the Company's central office telemanagement product, increased by 43% from 1998 levels, accounting for 5% of 1999 total sales. Telephone companies use INFO/MDR to enhance the appeal of centrex and virtual private network services.

         Sales of DNT (formerly called TMS for Windows), the Company's client/server enterprise product, increased by 63% from 1998 sales and accounted for 4% of the Company's total sales for 1999. During the fourth quarter of 1999, the Company completed a new release of DNT, which enhances the product's reliability and functionality. As a result of this new release, the Company expects sales of DNT to increase significantly again in 2000.

         Sales of Quantum, the Company's comprehensive telemanagement system for larger enterprises, were approximately $5.2 million dollars for both 1999 and 1998, representing 18% and 23% of total sales for those years, respectively. Quantum, which is produced by the Company's Angeles Group Division, features integrated modules with full capability for call accounting, directory, bill reconciliation, cable management, inventory and PBX intruder alert capabilities.

         For the year ended December 31, 1999, shipment of product accounted for 66% of total sales, with the remaining 34% of sales being derived from services such as maintenance and support, training, and installation services. During 1998 product sales accounted for 67% of sales, and services accounted for 33% of the total. Overall product sales for 1999 increased 29% from 1998 levels and 1999 service revenues increased 38% over 1998.

         In 1999, the Company generated a gross margin of $25,600,479 or 87% of sales versus a gross margin of $19,094,663 or 86% of sales for the year ended December 31, 1998. The higher margin reflects a combination of lower direct product costs associated with the increasing content of software based applications in the Company's product mix, and a reduction in the amortization of previously capitalized development costs as a percentage of total sales.

         For the year ended December 31, 1999, the Company incurred $5,942,262 of engineering and development expenses, net of costs capitalized. This represented a 63% increase from the net engineering and development costs incurred for the year ended December 31, 1998. Gross expenditures for research and development, before the effects of capitalization, were $6,336,169 for 1999, an increase of 29% from the 1998 expense level of $4,913,882.

         The following table depicts the overall financial impact of engineering and development efforts on the Company's results, for 1999 and 1998, by highlighting gross expenditures, amounts capitalized, net engineering and development expense, and the amount of previously capitalized expenditures charged to cost of sales:

                                                      1999             1998
                                                      ----             ----

  Gross Expenditures for Engineering and           $6,336,169       $4,913,882
  Software Development

  Less:  Costs Capitalized                            393,907        1,269,019
                                                      -------        ---------

  Net Expenditures for Engineering and              5,942,262        3,644,863
  Software Development

  Plus:  Amounts Amortized and Charged              1,095,642          983,945
                                                    ---------          -------
  to Cost of Sales

  Total Expense Recognized                         $7,037,904       $4,628,808
                                                   ==========       ==========

     During 1999 the Company's development efforts resulted in a number of notable accomplishments including:

* New releases of VeraBill and DNT, both of which contained upgrades in features and functionality, allowing the Company to expand the addressable markets available.

* A significant upgrade to Emerald, the Company's flagship telemanagement product, designed, not only to broaden the appeal of this product to existing channels, but also to open new potential areas of distribution. Private label versions of Emerald XP are now being sold by Lucent Technologies and Philips. Emerald XP is also designed to be an international product, supporting worldwide call rating, all world currencies, date schemes and privacy practices.

* Development of the Company's new Internet accounting product (VeraWeb) and the integration of that product into a number of the Company's existing call management offerings. These network products will allow businesses to easily track, manage and allocate costs for use of the Internet and other network resources.

         Selling, general and administrative expenses of $17,209,307 for the year ended December 31, 1999 were 26% higher than the expenses incurred for the year ended December 31, 1998 of $13,612,451. The higher expenses are attributable to an increase in employment level from 202 employees at December 31, 1998 to 266 employees at December 31, 1999. The chart below breaks down the increased employment by function:

                                              1999          1998
                                              ----          ----

    Manufacturing/Materials                    15            12
    Engineering/ Development                   80            61
    Marketing/Project Management               27            17
    Support/Service/Implementation             86            61
    Sales                                      34            32
    Administration                             24            19
                                               --            --

                                              266            202
                                              ===            ===

         The increased staffing in the support, service, and implementation area is deemed necessary, to not only enhance the prospects of future sales growth and opportunity, especially in support of the Company's network products, DNT and VeraBill, but to provide the proper level of service and trained personnel in anticipation of the Company's first quarter 2000 launch of its Internet accounting product offerings.

         The Company also invested heavily during 1999 to augment its product and project management functions. This investment has strengthened the Company's abilities to gather competitive market data, and more efficiently manage product releases.

         For the year ended December 31, 1999, the Company realized a 21% increase in net income to $2,398,586 representing 8.2% of sales, from $1,989,005 or 8.9% of sales for the twelve months ended December 31, 1998.

         Earnings per share for the year ended December 31, 1999 were $0.27 per diluted share versus $0.24 per diluted share earned for 1998, an increase of 12.5%.

         As shown in the chart below, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) rose as well, increasing from $3,217,382 for 1998 to $4,250,653 for the twelve months ended December 31, 1999, an increase of 32%.

                                                   1999              1998
                                                   ----              ----

  Net Income                                 $2,398,586        $1,989,005
  Net Interest Income                          (47,883)         (167,456)
  Income Taxes                                   98,207            15,800
  Depreciation and Amortization               1,801,743         1,380,033
                                              ---------         ---------
                                             $4,250,653        $3,217,382

  EBITDA as a % of Sales                          14.5%             14.4%
                                                  =====             =====

         EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either operating income, as determined by generally accepted accounting principles (GAAP), nor as an indicator of operating performance or cash flows from operating, investing and financing activities, as determined by GAAP, and thus is susceptible to varying calculations. EBITDA as presented may not be comparable to other similarly titled measures of other companies.

RESULTS OF OPERATIONS
1998 COMPARED WITH 1997
-----------------------

         Sales for the year ended December 31, 1998 were $22,329,113, representing an increase of 36% from the sales of $16,395,988 realized for the year ended December 31, 1997. The Company's net income of $1,989,005 or $0.24 per share for the year ended December 31, 1998 compared to a net loss for the year ended December 31, 1997 of $5,186,131, or $0.67 per share.

         The increase in 1998 sales resulted from a combination of significant growth in the Company's traditional call accounting markets, including the enterprise-wide Quantum series, and contributions from the Company's newer network product offerings, VeraBill and DNT.

         For the year ended December 31, 1998 sales of core call accounting products and services increased by 28% over the level realized during 1997, representing 62% of Company sales for 1998 versus 68% of Company sales during 1997. Subsequent to December 31 1998, the Company announced that it has begun shipping CAS NT, a new enterprise call accounting system to Lucent Technologies, the Company's largest distributor. CAS NT is a 32 bit call accounting application specifically designed to run on computers utilizing the Microsoft Windows NT operating system and contains new features and functionality that exceed the capabilities and range of Veramark's previous call accounting systems.

         Sales of Quantum, the Company's comprehensive telemanagement system for larger enterprises, increased 31% from 1997 levels and accounted for 23% of 1998 Company sales.

         Sales of VeraBill, the Company's billing and customer care product more than doubled over 1997 sales, and accounted for 7% of total 1998 revenues. VeraBill is a comprehensive system for wireline, wireless, and other network providers, with up to 400,000 subscriber access lines. Through the end of 1998 twenty-two VeraBill systems are installed, providing billing and customer care services for carriers on five continents. VeraBill is currently marketed by a number of the world's leading wireline and wireless switch vendors including Alcatel, Nokia, and Lucent Technologies.

         Sales of TMS, the Company's mid to high-end telemanagement product, while below Company expectations for 1998, accounted for 3% of the Company's total sales. Customer interest and quote activity however, remains high and the Company expects sales of TMS to increase significantly in 1999.

         For the year ended December 31, 1998, 27% of Company sales were derived from previously deferred billings for a variety of services, including training, installation, and custom rate updates. This compared with 21% of sales for the year ended December 31, 1997. During 1998, approximately 6% of Company sales were from previously deferred billings for services, which have not been, and are not expected to be utilized by customers, based on historical experience.

         The gross margin earned on sales for the year ended December 31, 1998 was 86% compared to the 78% gross margin earned on sales for the year ended December 31, 1997. The increased gross margin reflects significantly lower direct product and associated overhead cost as the product mix continues to shift to software based products and away from older hardware based product offerings. In addition, the amortization expense charged to cost of sales related to previously capitalized development costs continues to decline as a percentage of the total Company sales.

         Net engineering and software development expenses of $3,644,863 for the year ended December 31, 1998 were 7% higher than the net engineering and software development expenses of $3,398,509 incurred for the year ended December 31, 1997. The table presented below summarizes the impact on the Company's operations of it's engineering and development efforts for the years ended December 31, 1998 and 1997, by detailing engineering and development expenses on both a gross and net of capitalization basis, and adding back charges to cost of sales resulting from the amortization of previously capitalized development costs.

                                                        1998             1997
                                                        ----             ----
 Gross Expenditures for Engineering and
 Software Development                                $4,913,882       $4,722,355

 Less:  Cost Capitalized                              1,269,019        1,323,846
                                                      ---------        ---------

 Net Expenditures for Engineering and
 Software Development                                 3,644,863        3,398,509

 Plus:  Amounts Amortized and Charged
 to Cost of Sales                                       983,945        1,360,676
                                                        -------        ---------

 Total Expense Recognized                            $4,628,808       $4,759,185
                                                     ==========       ==========

         Engineering and development efforts for 1998 focused on new releases and enhancements to the Company's network products, VeraBill and TMS.

         Selling, general and administrative expenses increased from $12,080,118 for the year ended December 31, 1997 to $13,612,451 for the year ended December 31, 1998, an increase of 13%.

         The increased expense level is attributable to a number of factors including:

1. An increase of just over $1 million dollars in the Company's support and customer service costs. This includes significant investments in staffing, training of existing and new staff members, and upgrades in the tools and processes required to provide more efficient and effective service to customers. The Company believes this investment is necessary to properly support not only customers needs but those of marketing partners as well, particularly for the new network product offerings, to enhance the prospects of future sales growth and profitability.

2. An increase of approximately $400,000 in the marketing and project management functions designed to increase both internal product marketing and scheduling capability, and to strengthen resources committed to external competitive market analysis.

3. The continuation of a major effort begun in late 1997 and carrying throughout 1998 to upgrade and fully integrate the Company's internal management information systems. The goal of this program was to replace a large number of standalone departmental systems that had been developed over the years with a single integrated system allowing all functional areas of the Company to communicate more effectively and share common data bases.

         Net interest income earned on the short term investment of excess cash balances increased from $87,305 during 1997 to $167,456 for the year ended December 31, 1998 due to higher average cash balances available for investment as a result of 1998's positive cash flows.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

         The Company's total cash position (cash plus short-term investments) at December 31, 1999 was $8,031,768, representing a 29% increase from the cash position of $6,215,819 at December 31, 1998. For the year ended December 31, 1999, the Company generated approximately $3,500,000 of positive cash flow from operations and approximately $892,000 from the exercise of stock options and warrants.

         Accounts receivable of $3,821,244 at December 31, 1999 were 20% higher than the December 31, 1998 accounts receivable of $3,197,588. The increased accounts receivable are directly attributable to the higher sales volumes realized throughout 1999 as compared to 1998.

         Inventories at December 31, 1999 were $557,123, a total relatively unchanged from the $579,968 of inventory on hand December 31, 1998. Only a small percentage of the Company's current product offerings contain a hardware element and, as a result, it is not expected that inventories would increase significantly at any point in the foreseeable future.

         Prepaid expenses at December 31, 1999 were $596,574, consisting primarily of expenses associated with the Company's acquisition of The Angeles Group, which closed on January 7, 2000. Those charges will be expensed in the first quarter of 2000.

         During 1999 the Company continued to invest significant amounts of capital in upgrading its facilities, computer and network capabilities, and customer support and service tools. For the year ended December 31, 1999 capital spending totaled $2,128,008. This follows on top of $790,700 of capital spending for the year ended December 31, 1998. During 1999 the Company disposed of approximately $900,000 of fully depreciated equipment, principally computers, replaced by newer and more powerful systems. The net value of property and equipment after depreciation was $3,101,198 at December 31, 1999, an increase of 113% from the net value of property and equipment at December 31, 1998.

         During 1999, the Company leased certain computer equipment and furniture under a series of capital leases. As of December 31, 1999, the remaining value of these leases was $180,818, of which $70,106 is due during the next twelve months.

         Software development costs previously capitalized and carried as an asset on the balance sheet at December 31, 1999 were $2,691,807, versus $3,393,542 at December 31, 1998, a reduction of 21%. During the first quarter of 1999 the Company capitalized $393,907 of development expenses associated with the latest release of its VeraBill product, and for the year ended December 31, 1999, amortized $1,095,642 of previously capitalized development charges.

The Company capitalized no development charges in the second, third, or fourth quarters of 1999.

         Total assets of December 31, 1999 were $21,289,282, representing an increase of 22% from the total assets of $17,522,034 at December 31, 1998.

         Accounts payable of $827,837 at December 31, 1999 declined slightly from the December 31, 1998 level of $835,874. Accruals for accrued compensation and related taxes increased from a balance of $999,191 at December 31, 1998 to $2,021,102 at December 31, 1999. This increase reflects a combination of the Company's significant increase in employment (202 full-time employees at December 31, 1998 to 266 employees at December 31, 1999), and associated increases in accruals for commissions, profit sharing, and bonus achievements, based on meeting certain revenue and profitability objectives for the year ended December 31, 1999.

         Deferred Revenue at December 31, 1999 was $3,515,957, as compared to $3,746,319 at December 31, 1998. Deferred revenues represent the value of unrecognized revenues related to a variety of services for which the Company has billed customers but has not yet performed the associated service. These services typically include training, installation, customer rate updates, and maintenance and support, some of which may not be ultimately utilized by customers. For the year ended December 31, 1999, 29% of the Company's sales were generated from previously deferred billings. This compares with 27% of Company sales for the year ended December 31, 1998. During 1999 approximately 7% of sales were realized from previously deferred billings for services, which have not been, and are not expected to be utilized by customers, based on historical experience. This compares with 6% of sales for 1998.

         Other accrued liabilities at December 31, 1999 total $368,681 consisting primarily of accruals for income taxes, legal and accounting charges, and potential warranty costs. This compares with total accrued liabilities of $691,640 at December 31, 1998.

         In November 1998, The Angeles Group Division of the Company entered into a note payable in the amount of $1,100,000. Interest is payable monthly at the rate of thirteen percent (13%) per annum, through December 1, 2003, at which time the principal balance is due. The note is secured by substantially all the assets and intellectual property of The Angeles Group. Subsequent to December 31, 1999 the note was repaid.

         In connection with the note, the Company granted warrants to the lender to purchase up to four and a half percent (4 1/2%) OF the common stock of the Company as set forth in the agreement. The Company has determined the fair value of the warrants to be $175,000 and has capitalized this amount in current assets. This amount will be amortized as interest expense over the term of the note and will be charged to operations upon repayment of the note.

         Total shareholders equity increased from $7,099,513 at December 31, 1998 to $10,231,116 at December 31, 1999, an increase of 44%. The increase is attributable to the years net income of $2,398,586 and net proceeds received from the exercise of stock options and warrants of $891,767. During the first and second quarters of 1999, the Company repurchased 27,925 shares of its common stock on the open market at prices ranging from $5.94 to $6.25.

         The Company maintains a private equity line of credit agreement with a single institutional investor. Under the equity line, the Company has the right to sell to the investor shares of the Company's common stock at a price equal to 88% of the average bid price of the stock for the subsequent ten trading days. During the term of the agreement the Company may sell up to $6 million to this investor with no more than $500,000 in any single month. This agreement expires August 30, 2000. There were no transactions under this agreement during 1999.

         The Company maintains an agreement with a major commercial bank for a secured demand line of credit arrangement in the amount of $3,000,000. In August of 1999, the Company entered into an agreement with the same bank for a $7,000,000 three-year acquisition revolving credit facility. This is in addition to the $3,000,000 demand line of credit agreement referenced above. There have been no borrowings against either agreement as of December 31, 1999.

         In light of its current cash position, profitable operations, and the credit arrangements referred to above, the Company believes that it has sufficient resources to meet its financial needs and support anticipated growth over the next twelve months.

                               RECENT DEVELOPMENTS

RECENT ACQUISITION

         In its Form 8-K filed with the Commission on January 13, 2000, the Company reported the consummation of a recent acquisition. On January 7, 2000, Veramark acquired, by merger, The Angeles Group, Inc. ("TAG"), a supplier of enterprise software solutions addressing the major telemanagement issues faced by large corporations, governmental agencies, utilities, and health care providers. TAG is now operated as a division of Veramark. TAG's most significant product, the Quantum Series, is a comprehensive telemanagement software system for large enterprises. The Quantum Series features integrated modules with full capability for call accounting, directory, bill reconciliation, cable management, inventory and PBX intruder alert capabilities. The transaction was accounted for using the "pooling-of-interests" method.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus.

Name                        Number of Shares Owned          Number of Shares
                             Prior to the Offering      Owned After the Offering

Richard Elzinga                       224,000                    224,000*+

Tim Stassi                            126,000                    126,000*+

Commerce Capital L.P.                  10,850                     10,850*

Dr. Stephen P. Gill                     5,000                      5,000*

John E. Mooney                         25,307                     25,307
                                    ----------                   ---------

TOTAL                                 391,157                    391,157

* Any or all of the Selling Shareholders may sell the Shares from time, either in increments or in a single transaction. The Selling Shareholders may also decide not to sell all the Shares they are allowed to sell under this Prospectus. + Veramark has granted Richard Elzinga an option to purchase 50,000 shares of Veramark Common Stock.

         Richard Elzinga and Tim Stassi are the former shareholders of TAG. Mr. Elzinga and Mr. Stassi acquired the Shares in connection with Veramark's acquisition of TAG on January 7, 2000. Commerce Capital also acquired its Shares in connection with the TAG acquisition by exercising outstanding warrants for TAG stock immediately prior to the consummation of the TAG acquisition, thus becoming a shareholder of TAG. See "Recent Developments - Recent Acquisition". The Equity Group, Inc., Dr. Stephen P. Gill and John E. Mooney are Veramark warrant holders who are entitled to registration rights pursuant to registration rights agreements with Veramark. Mr. Mooney is currently a member of Veramark's Board of Directors.

                              PLAN OF DISTRIBUTION

         The Shares will be registered so that they may be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including a certain amount of legal and accounting fees.

         The Selling Shareholders may offer and sell the Shares from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or from purchasers of Shares for whom brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders.

         The Selling Shareholders and any brokers or dealers acting in connection with the sale of the Shares pursuant to this Prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statements have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                  LEGAL MATTERS

         The validity of the Shares offered by this Prospectus will be passed upon for Veramark by Robert L. Boxer, Vice President, General Counsel and Secretary, of Veramark. As of March 20, 2000, Robert L. Boxer owned 15,092 shares of Veramark common stock and options and stock units for 175,000 shares of Veramark common stock.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL
HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS
NOT CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFERING COVERED BY
THIS PROSPECTUS. IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, THE                         VERAMARK
COMMON STOCK IN ANY JURISDICTION WHERE,                 TECHNOLOGIES, INC.
OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL
TO MAKE ANY SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE AN IMPLICATION                  374,185 SHARES
THAT THERE HAS NOT BEEN ANY CHANGE IN                           OF
THE FACTS SET FORTH IN THIS PROSPECTUS OR                  COMMON STOCK
IN THE AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF.

                   SUMMARY
              TABLE OF CONTENTS

                                      Page
                                      ----

Additional Information..........         4
Documents Incorporated                                      PROSPECTUS
     by Reference ..............         4
Risk Factors ...................         5
The Company.....................         8
Recent Developments.............        17
Selling Shareholders............        17                 MARCH , 2000
Plan of Distribution............        18
Experts       ..................        18
Legal Matters...................        18

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table is an itemized listing of expenses to be incurred by the Company in connection with the issuance and distribution of the Common Stock being registered hereby, other than discounts and commissions:

SEC Registration Fee.......................................        $ 729.00
Accounting Fees and Expenses...............................        $3500.00*
Legal Fees and Expenses....................................        $3500.00*
Miscellaneous..............................................        $ 100.00*
                                                                   ----------
        Total..............................................        $7829.00*
                                                                   =========

*Estimate

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law ("GCL") provides that directors and officers of a Delaware corporation may be indemnified under certain circumstances against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred by them in disposing of actions to which they are a party or are threatened to be made a party by reason of acting as directors or officers if such persons acted in good faith in a manner which they reasonably believed to be in the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe that their conduct was unlawful.

         The By-laws of Veramark provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by law. Veramark's restated certificate of incorporation provides that no director shall be personally liable to Veramark or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law ("GCL"), for liability (1) for any breach of a director's duty of loyalty to Veramark or its stockholders, (2) for acts or omissions not in good faith, (3) for intentional misconduct of a knowing violation of law, (4) for paying a dividend or approving a stock repurchase in violation of Section 174 of the GCL, or (5) for any transaction from which the director derived an improper personal benefit.

         Veramark has purchased insurance under a policy that insures both Veramark and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above. The GCL expressly permits Delaware corporations to purchase such insurance.

ITEM 16.     EXHIBITS

Number       Description
------       -----------
2.1          Agreement and Plan of Merger, dated as of January 7, 1999, among
             Veramark, TAG, Richard Elzinga and Tim Stassi.
5.1          Opinion of Robert L. Boxer, Vice President, General Counsel and
             Secretary of Veramark, regarding the legality of the Common Stock being registered

23.1         Consent of Robert L. Boxer, Vice President, General Counsel and
             Secretary of Veramark (included as part of Exhibit 5.1)
23.2         Consent of Arthur Andersen LLP
24           Power of Attorney (included on signature page)

ITEM 17.     UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10 (a)(3) of the Securities Act;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

         Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Pittsford, State of New York, on the 16th day of March, 2000.

                                   VERAMARK TECHNOLOGIES, INC.


                                   By: /s/David G. Mazzella
                                   ---------------------------
                                   Name: David G. Mazzella

                                   Title: President and Chief Executive Officer

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints David G. Mazzella his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents, and each of them, full power and authority to do and person each and every act and thing requisite or necessary that he might do in person.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                            Date
---------                        -----                            ----

/s/David G. Mazzella          Chairman of the Board, President    March 16, 2000
---------------------         and Chief Executive Officer
David G. Mazzella             (Principal Executive Officer)


/s/Ronald C. Lundy            Treasurer                           March 16, 2000
-------------------           (Principal Financial and
Ronald C. Lundy               Accounting Officer)


/s/John E. Mooney             Director                            March 16, 2000
-------------------
John E. Mooney

/s/William J. Reilly          Director                           March 16, 2000
---------------------
William J. Reilly


/s/James R. Scielzo           Director                           March 16, 2000
---------------------
James R. Scielzo


/s/Robert W. Stubbs           Director                           March 16, 2000
---------------------
Robert W. Stubbs


/s/John E. Gould              Director                           March 16, 2000
---------------------
John E. Gould

EXHIBIT INDEX

Number       Description                                       Location
------       -----------                                       --------

2.1          Agreement and Plan of Merger, dated as of         Included herewith
             January 7, 1999, among Veramark, TAG,
             Richard Elzinga and Tim Stassi.

5.1          Opinion of Robert L. Boxer, Vice President,       Included in
             General Counsel and Secretary of Veramark,        Exhibit 5.1
             regarding the legality of the
             Common Stock being registered

23.1         Consent of Robert L. Boxer, Vice President,       Included in
             General Counseland Secretary of Veramark          Exhibit 5.1

23.2         Consent of Arthur Andersen LLP                    Included herewith

24           Power of Attorney                                 Included on
                                                               signature Page